                                                                    EXHIBIT 2.1


                          PROPERTY PURCHASE AGREEMENT

                                      AND

                             ESCROW INSTRUCTIONS


                 THIS DOCUMENT (hereinafter referred to as this "Agreement") is dated and made effective as of August 9, 1996 and is made and entered into by and between LUD J. CORRAO ("CORRAO"); STEAMBOAT STATION COMPANY, a Nevada general partnership ("SELLER"); BOYD RENO, INC., a Nevada corporation ("BUYER") and UNITED TITLE OF NEVADA, a Nevada corporation ("ESCROW AGENT").



                              W I T N E S S E T H:


                 WHEREAS, SELLER owns the real property described in Exhibit "A" attached hereto and by this reference incorporated herein, title to which property is vested in CORRAO and is being held for the benefit of SELLER; and

                 WHEREAS, from time to time, Corrao Construction Company, Inc., Corrao Construction Company of Nevada and/or Corrao Construction Company (each and all of which are hereinafter individually and collectively referred to as "Construction") has undertaken actions relative to development of the property described in Exhibit "A", all of which actions have been undertaken for the benefit of SELLER; and

                 WHEREAS, BUYER wishes to acquire that property, and SELLER is willing to sell the property to BUYER on certain terms and subject to certain conditions,

                 NOW, THEREFORE, in consideration of the agreements and promises set forth below, the parties hereto agree as follows:

                 1. Subject to the provisions of Paragraph 5 and the conditions set forth in Paragraph 7, SELLER agrees to sell to BUYER the property described in Exhibit "A" and all appurtenances, rights, entitlements, interests and benefits relating thereto (including, without limitation, those relating to water, sewer connections, governmental approvals, deposits, payments and project documentation obtained or held by SELLER or by CORRAO or Construction on behalf of SELLER), all of which are hereinafter collectively referred to as the "Property", and BUYER agrees to purchase the Property from SELLER for a purchase price (the "Purchase Price") of SIX MILLION DOLLARS ($6,000,000.00), subject to adjustment following Close of Escrow (as defined in Paragraph 3) relative to the Funding Obligation (as defined in Paragraph 29).

                 2. BUYER shall pay the Purchase Price by depositing funds into the escrow (the "Escrow") to be established pursuant to the provisions of Paragraph 3 as follows:




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
                          (a) BUYER shall deposit funds in the sum of SIX HUNDRED THOUSAND DOLLARS ($600,000.00) into Escrow any time prior to 5:00 p.m., August 14, 1996. That sum shall be placed into an interest-bearing account by the ESCROW AGENT. That sum together with the interest accruing thereon through the date of disbursement from Escrow collectively represent an earnest money deposit on the Property and are hereinafter collectively referred to as the "Deposit". The $600,000.00 sum, together with the interest accruing thereon through date of disbursement from Escrow, shall apply to the Purchase Price.

                          (b) BUYER shall deposit funds equal to the FIVE MILLION FOUR HUNDRED THOUSAND DOLLAR ($5,400,000.00) balance of the Purchase Price (adjusted for BUYER'S costs, prorations and interest included in the Deposit) into Escrow at or prior to Close of Escrow.

                 3. An escrow shall be established for the transaction that is the subject of this Agreement under Escrow No. 96-105077 DS with the ESCROW AGENT at 201 West Liberty Street, Reno, Nevada 89501, with the escrow officer to be Darlene Spratt. Unless extended as provided in Paragraph 6, or unless otherwise agreed by written agreement executed by both BUYER and SELLER, close of escrow ("Close of Escrow") shall occur by the depositing of all required funds and documents into Escrow before 5:00 p.m., August 16, 1996, with applicable documents to be recorded and funds to be disbursed on that day or the following business day. Upon Close of Escrow, the ESCROW AGENT shall record the Deed (as defined in Paragraph 5), and cash deposited by BUYER as and for the Purchase Price shall be utilized by the ESCROW AGENT to pay SELLER'S incurred costs through Escrow. Upon Close of Escrow, the ESCROW AGENT shall place TWO HUNDRED THOUSAND DOLLARS ($200,000.00) of the Purchase Price into an interest-bearing account satisfactory to SELLER, with interest accruing for the benefit of SELLER, to be held by the ESCROW AGENT in Escrow and disbursed in accordance with the provisions of Paragraph 29. That $200,000.00 is hereinafter referred to as the "Retained Funds". The remaining cash proceeds deposited with the ESCROW AGENT by BUYER as and for the Purchase Price shall be disbursed to SELLER upon recording of the Deed.

                 4. Escrow fees, recording fees, transfer taxes and other costs that are not otherwise specifically provided for in this Agreement and that are incurred through Escrow shall be divided in the manner customary in Washoe County, Nevada; provided, however, that BUYER shall bear all fees and costs in any way associated with any financing obtained by BUYER relative to the Property. Possession of the Property shall be transferred at Close of Escrow; provided, however, that BUYER understands and acknowledges that a portion of the Property is currently occupied by a residential tenant (the "Tenant"), and BUYER agrees to take possession of the Property subject to the occupancy rights of the Tenant; further provided, that BUYER understands and acknowledges that the Property is subject to the effect of an abstract of lease agreement (the "Fleetwood Lease") and other documents of record in which Fleetwood Corporation ("Fleetwood") is noted as a lessee, and if Fleetwood is in occupancy of any portion of the Property, BUYER agrees to take possession of the Property subject to the occupancy rights of Fleetwood. Title shall be conveyed to and vested




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
in BUYER unless BUYER assigns its rights hereunder as provided in Paragraph 11. The ESCROW AGENT shall prorate real property taxes as of the date the Deed is recorded. BUYER ACKNOWLEDGES THAT REAL PROPERTY TAX LAWS ALLOW THE WASHOE COUNTY ASSESSOR TO REVALUE REAL PROPERTY AT THE TIME THAT OWNERSHIP OF PROPERTY IS CONVEYED. AS A RESULT, BUYER MAY RECEIVE SUPPLEMENTAL REAL PROPERTY TAX BILLS, DEPENDING ON WHEN CLOSE OF ESCROW OCCURS. IT IS BUYER'S RESPONSIBILITY TO PAY ALL SUPPLEMENTAL TAX BILLS DIRECTLY TO THE WASHOE COUNTY TREASURER, AND NO SUPPLEMENTAL TAX BILL WILL BE PAID BY THE ESCROW AGENT THROUGH ESCROW. Any actual or proposed assessments (including accrued interest) which relate to the Property by reason of its inclusion or proposed inclusion within an improvement district (whether or not the assessments in any way encumber or are of record against the Property at Close of Escrow, and whether or not they have been levied at Close of Escrow), whether such assessments are payable in one lump sum or installments, and whether or not they are specifically noted in the Preliminary Title Report (as defined in Paragraph 5), shall be borne and assumed by BUYER at Close of Escrow and shall not constitute a part of the Purchase Price; nor shall they be credited against the Purchase Price. The ESCROW AGENT shall prorate, through Escrow, any utility fees, rents and casualty insurance premiums for any policy of casualty insurance of CORRAO, or SELLER that is assumed by BUYER relative to the Property. Prorations shall be made on the basis of information to be supplied to ESCROW AGENT by CORRAO, SELLER or SELLER'S attorney and approved by BUYER or BUYER'S attorney at or prior to Close of Escrow.

                 5. ESCROW AGENT has provided SELLER and BUYER with a preliminary title report (the "Preliminary Title Report") on the Property dated April 11, 1996. At Close of Escrow, SELLER shall have CORRAO convey title to the Property (free and clear of any interest of CORRAO'S spouse) to BUYER by Grant, Bargain, Sale Deed (the "Deed") subject to title exceptions then of record and any conditions then existing on the Property. At Close of Escrow, SELLER shall pay for and provide BUYER with an unendorsed CLTA standard coverage owner's policy of title insurance (the "Title Policy") from a title insurer (the "Title Insurer") that insures transactions through the ESCROW AGENT, insuring BUYER'S ownership interest in the Property in the amount of the Purchase Price, subject to (i) standard printed policy form exceptions, (ii) title exceptions reflected in the Preliminary Title Report, exclusive of title exceptions that BUYER, SELLER and the ESCROW AGENT agree in writing to eliminate as exceptions in the Title Policy, (iii) any records of survey that may affect the Property and that are filed in the Office of the County Recorder of Washoe County, Nevada following the effective time and date of the Preliminary Title Report, (iv) all conditions, and the effect of all conditions ("Resolution Conditions"), that have been previously imposed or that may be hereafter imposed by the Washoe County Commission ("Commission") or by any other Washoe County ("County") or other governmental or quasi-governmental commission, council, board or agency on or relative to any Resolutions of Intent (as defined below), (v) liabilities, obligations and agreements of SELLER relating to services to be provided relative to the Property and to the appurtenances, rights, entitlements, interests and benefits that are included in the definition of the "Property", all of which are hereinafter referred to as the "Entitlement Obligations" (and which




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include, but are not limited to, liabilities and obligations relating to water, sewer service and other utilities, surface water drainage facilities and the Resolution Conditions and the liabilities and obligations, including unpaid monetary obligations of 1) SELLER and Construction under that certain Agreement dated as of July 18, 1985 between SELLER, Construction and County relative to sewer service, 2) SELLER and CORRAO under that certain Agreement for Inclusion of Land within the South Truckee Meadows General Improvement District dated October 13, 1986 between CORRAO on behalf of SELLER and South Truckee Meadows General Improvement District relative to water service and the dedication of water rights and facilities, 3) SELLER under that certain Agreement (the "Steamboat Channel Agreement") dated January 19, 1988 between SELLER and County relative to maintenance and fortification of the Steamboat Channel and 4) SELLER, CORRAO and Construction under that certain Water Rights Dedication Agreement between Construction and County, recorded as Document No. 1287815 on November 17, 1988 in the Official Records of Washoe County, Nevada, (vi) title exceptions arising by reason of any act, omission or activity of BUYER, its employees or contractors, including, but not limited to, those activities noted in Paragraph 9 of this Agreement and (vii) such other exceptions to title as may be approved in writing by BUYER at or prior to Close of Escrow (collectively, the "Permitted Exceptions"). Prior to any termination of the transaction that is the subject of this Agreement, neither SELLER nor CORRAO shall voluntarily encumber the Property with title exceptions other than the Permitted Exceptions. BUYER may elect to acquire an ALTA extended coverage owner's policy of title insurance and/or such policy endorsements as BUYER may desire, but if BUYER elects to acquire such extended coverage or any such endorsement, BUYER shall pay all additional premiums and other costs and expenses resulting from such coverage and endorsements, including, but not limited to, all inspection fees and survey costs. Further, BUYER'S ability to obtain such extended title insurance coverage or any such endorsement shall not be a condition to Close of Escrow or to any obligation of BUYER hereunder. For purposes of this Agreement, the term "Resolutions of Intent" means any resolutions of intent and other consents and approvals for which application and/or petition with the Commission or any County or other governmental or quasi-governmental commission, council, board or agency has been previously made or is hereafter made relative to the Property for (i) rezoning of all or any portion of the Property, (ii) special use permits and variances, (iii) vacations of public rights-of-way and easements, (iv) aesthetic review approvals, major project reviews, plot plan approvals, building elevation approvals and condition waivers and (v) any extension of time requests relative to any of the foregoing. The Resolutions of Intent include, but are not limited to, the approval by the Commission of the Special Use Permit for Major Project Review Case No. MPR-4-81W and all extensions relating thereto (collectively, the "Major Project Review"). Notwithstanding anything in any of the foregoing provisions of this Paragraph to the contrary, nothing herein is intended to impose any liability or obligation on BUYER to reimburse SELLER, or anyone on SELLER'S behalf, for payments or other consideration paid with respect to the Entitlement Obligations prior to Close of Escrow except as respects prorations of monthly utility charges, including monthly sewer charges under the above-referenced Agreement of July 18, 1985. EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 8, SELLER'S ONLY OBLIGATIONS TO BUYER RELATIVE TO THE STATUS OF TITLE TO THE PROPERTY ARE AS SET FORTH IN THIS PARAGRAPH.




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
SELLER HAS NO OTHER OBLIGATIONS AND MAKES NO OTHER WARRANTIES OR
REPRESENTATIONS, EXPRESS OR IMPLIED, IN THAT REGARD.

                 6. If, on any date when Close of Escrow is to occur, the Title Insurer refuses to issue the Title Policy in conformance with Paragraph 5, unless BUYER agrees in writing to accept the Title Policy as the Title Insurer proposes to issue the same, thereby waiving any conditions to the contrary (which BUYER shall have the right to do), SELLER shall have the right and option to extend the date for Close of Escrow for up to thirty (30) days, during which time SELLER shall have the right and option (but not the obligation) to attempt to have the Title Policy issued in conformance with Paragraph 5. If SELLER is successful in such efforts as it chooses to make in that regard, the parties agree to effect Close of Escrow within that 30-day extension period. If SELLER is unsuccessful in those efforts, the further rights and obligations of the parties under this Agreement shall be as set forth in Paragraph 13. SELLER may extend the date for Close of Escrow in accordance with the provisions of this Paragraph by giving written notice of such extension to BUYER and the ESCROW AGENT on or before the date on which recording of the Deed would otherwise occur. If BUYER elects to obtain ALTA extended coverage title insurance and/or policy endorsements as contemplated in Paragraph 5, and if on the date when Close of Escrow is to occur, the Title Insurer refuses or is unable to issue the extended coverage policy or endorsements, then BUYER shall have the right and option to extend the date for Close of Escrow for up to fourteen (14) days, during which time BUYER shall have the right and option to attempt to have the Title Policy issued in conformance with BUYER'S desires. Whether or not BUYER is successful in such efforts as it chooses to make in that regard, and subject to the other provisions of this Agreement, including the other provisions of this Paragraph, the parties agree to effect Close of Escrow within that 14-day extension period. BUYER may extend the date for Close of Escrow in accordance with the provisions of this Paragraph by giving written notice of such extension to SELLER and the ESCROW AGENT at any time prior to the date when Close of Escrow would otherwise occur.

                 7. The obligations of the parties under this Agreement, including their obligations to effect Close of Escrow and either transfer and convey the Property or pay the Purchase Price, shall be subject to the following conditions, which conditions, except as otherwise specifically and expressly provided in this Agreement, may be waived by a benefitted party only by a written instrument signed by that party:

                          (a) The agreement by the Title Insurer at Close of Escrow to issue the Title Policy for a premium cost that is no greater than its standard premium rate, subject to only the Permitted Exceptions and without extraordinary cost or other extraordinary financial arrangement. This condition is for the benefit of only BUYER and may be waived by BUYER; provided, however, that if (i) this condition has not been fulfilled at the time Escrow is to close or has not been waived by BUYER at the time Escrow is to close and (ii) neither SELLER nor CORRAO hereafter voluntarily encumbers the Property with a title exception other than a Permitted Exception, then notwithstanding the provisions of Paragraph 5, this condition shall also be a condition for the benefit of SELLER.




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                          (b)  The performance (or tender of performance) by
                 the other party (BUYER or SELLER) of all of the prior and contemporaneous obligations of that other party under this Agreement. This condition is for the benefit of both BUYER and SELLER.

                          (c) BUYER being aware of no fact or circumstance at Close of Escrow that is then at variance with a condition or state of affairs that SELLER or CORRAO warrants in Paragraph 8, either absolutely, or to its knowledge, to be correct as of the date of this Agreement. This condition is for the benefit of only BUYER.

                          (d) SELLER being aware of no fact or circumstance at Close of Escrow that is then at variance with a condition or state of affairs that BUYER, in Paragraph 8, warrants to be correct as of the date of this Agreement. This condition is for the benefit of only SELLER.

                          (e) There having deposited into Escrow by Tenant, at or prior to Close of Escrow, an Estoppel Certificate in the form of Exhibit "B" attached hereto and by this reference incorporated herein, executed by Tenant. This condition is for the benefit of only BUYER and may be waived by BUYER.

                 8. SELLER, BUYER and CORRAO hereby warrant and represent as follows:

                          (a) SELLER and CORRAO warrant and represent that as of the date of this Agreement, the following are true and correct:

                                  (i)  SELLER owns the Property, and title to
                          the Property is vested in CORRAO and being held for the benefit of SELLER.

                                  (ii)  The person or persons executing this
                          Agreement on behalf of SELLER constitute all of the current partners of SELLER, and those executing parties have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to convey the Property to BUYER and close Escrow as contemplated in this Agreement.

                                  (iii)  All necessary Partnership action has
                          been taken to authorize execution and performance of this Agreement by SELLER.

                                  (iv)  The execution of this Agreement does
                          not, and the performance of SELLER'S obligations under this Agreement will not violate any provision of SELLER'S partnership agreement.




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                                  (v)  All acts and actions undertaken by
                          Construction relative to the Property or to the development of the Property have been undertaken on behalf of SELLER, and Construction has no right, title or interest in or to the Property.

                          (b) SELLER and CORRAO warrant and represent that as of the date of this Agreement, the following are true, to the best knowledge of CORRAO and each and all of the partners of
                 SELLER:

                                  (i)  Neither the execution of this Agreement
                          nor the performance hereof by SELLER or CORRAO will result in any breach or violation of the terms of any law, rule, ordinance or regulation or of any decree, judgment or order to which SELLER or CORRAO is a party now in effect from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by SELLER or CORRAO in order to permit SELLER to convey the Property to BUYER and close Escrow as contemplated in this Agreement.

                                  (ii)  Neither CORRAO, SELLER nor any of
                          SELLER'S partners is a party to any pending or threatened action, suit, proceeding or investigation, at law or in equity or otherwise, in, for or by any court or governmental board, commission, agency, department or officer arising from or relating to the Property or to the past or present operations and activities of SELLER, CORRAO or Construction upon or relating to the Property.

                                  (iii)  There are no pending or threatened
                          condemnation proceedings affecting any portion of the Property.




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
                                  (iv)  Except as respects occupancy rights of
                          Tenant and the Fleetwood Lease, there are no unrecorded written or oral leases, arrangements, agreements, understandings, options, contracts or rights of first refusal relative to any lease, sale, transfer or conveyance of all or any portion of the Property.

                                  (v)  SELLER and CORRAO have complied in all
                          material respects with all laws, ordinances, rules, regulations and orders of federal, state or local governments and/or their agencies with respect to the Property.

                                  (vi)  Neither SELLER nor CORRAO has received
                          any notice or has any knowledge of any hazardous material (as defined below) on, under or about the Property which now or with the passage of time would violate any governmental law, regulation or ordinance.

                                  (vii)  The Resolution of Intent constituting
                          the Major Project Review has not expired and has not been revoked, and since April 1, 1996, neither SELLER nor CORRAO has received any notice from the Commission or any other County governmental or quasi-governmental commission, board or agency that any action is pending or threatened by the Commission or any such County commission, board or agency to have the Resolution of Intent constituting the Major Project Review revoked, or to have it declared invalid or expired.

                 As used in this Agreement, the term "hazardous materials" means any material, waste, substance, pollutant or contaminant which may or could pose a risk of injury or threat to health of the environment and which is (i) included within the definitions of "hazardous substance", "hazardous waste", "hazardous material", "toxic substance", "solid waste" or "pollutant or contaminant" in, or otherwise regulated by, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976, the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq or the regulations promulgated pursuant to those laws; (ii) a substance defined as "hazardous waste" under applicable Nevada law and in the regulations promulgated pursuant to Nevada law; (iii) any material, waste or substance consisting of petroleum or refined petroleum products; (iv) asbestos in any form; (v) polychlorinated biphenyls; (vi) flammable explosives; or (vii) radioactive materials or radon.

                          (c) BUYER warrants and represents that as of the date of this Agreement, the following are true and correct:

                                  (i)  BUYER has full corporate power and
                          authority to enter into this Agreement and carry out its obligations hereunder. The execution of




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
                          this Agreement and the performance by BUYER hereunder have been duly authorized by all requisite corporate action on the part of BUYER.

                                  (ii)  This Agreement constitutes a valid and
                          binding obligation of BUYER, and performance hereunder will not violate any provision of BUYER'S Articles of Incorporation, Bylaws, agreements, mortgages or other commitments.

                                  (iii) The person executing this Agreement on behalf of BUYER has full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transaction that is set forth in this Agreement.

If prior to Close of Escrow, either party gains knowledge of any fact, condition or circumstance that is at variance with a fact, condition or circumstance warranted by a party, to its knowledge, to be correct as of the date of this Agreement, that party covenants to give the other party notice thereof prior to Close of Escrow. As utilized herein, the term "knowledge" as of a date or time means actual, conscious, mental awareness as of the date or time, without having made, or having any obligation to make, investigation or inquiry, and excludes implied, constructive, imputed or record knowledge or notice. Notwithstanding any other provision in this Agreement to the contrary, except as to warranties and representations, the breach of which has been asserted by timely and proper Warranty Notice (as defined below), time being of the essence, the warranties and representations of the parties set forth in Subparagraph 8(b) shall expire and terminate one year from the date of Close of Escrow, at which time no party shall have any right against another with respect to any breach of any such warranty or representation. A Warranty Notice shall be a written notice to SELLER (i) given in conformance with the requirements set forth in Paragraph 16, (ii) stating with specificity the particular warranty or representation and the specific sub-subparagraph of Subparagraph 8(b) that is claimed to be breached and (iii) stating with specificity the actual condition, fact or circumstance that BUYER claims to be at variance with the fact, condition or circumstance that is the subject of the applicable sub-subparagraph.

                 9. The parties acknowledge and agree that BUYER, its employees and contractors have had (and through Close of Escrow or termination of the transaction that is the subject of this Agreement shall have) the right to enter upon the Property for the limited purpose of conducting such inspections, borings, surveys, studies and tests on the Property as BUYER may desire, and BUYER has had and shall have the right to place and maintain signs on the Property (or, at BUYER'S election, to replace or repaint any signs of SELLER on the Property); provided, however, that BUYER, at its expense, has the obligation of first obtaining any and all required governmental permits and approvals with respect to any of the foregoing activities; further provided that BUYER covenants that no ground water wells shall be installed, drilled or placed on or about the Property by BUYER, its employees or contractors prior to Close of Escrow without SELLER' prior written consent, which consent may be withheld at the discretion




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
of SELLER. BUYER hereby agrees to immediately pay, and to indemnify SELLER and hold SELLER and the Property harmless from and against, any and all claims, liens, judgments, liabilities, costs, expenses (including attorneys' fees), losses, fines, penalties and damages incurred or suffered by SELLER and/or to which the Property becomes subject and which are asserted or arise by reason of, or which in any way relate to or result from any such activities. Within five (5) business days of BUYER'S receipt thereof, BUYER shall provide SELLER with copies of all maps, plans, renderings, test reports, surveys and studies prepared by BUYER or on BUYER'S behalf relative to the Property, all without cost to SELLER. If Close of Escrow fails to occur, then within ten (10) business days of either the date when Close of Escrow was to have occurred or the date of termination of the transaction that is the subject of this Agreement, whichever is earlier, with respect to any physical condition resulting from any activity that is the subject of this Paragraph, BUYER shall remove any signs placed on the Property by BUYER (and remove or, at BUYER'S election, paint over any repainted signs of SELLER located on the Property), restore the Property to the condition existing as of the date of this Agreement and deliver to SELLER a written assignment of all of BUYER'S interest in all maps, plans, renderings, test reports, surveys and studies prepared by BUYER or on BUYER'S behalf relative to the Property, all without cost to, delegation of any duty to, or assumption of any obligation by SELLER. Except as may be expressly and specifically set forth in Paragraph 8, SELLER makes no representations, warranties, guarantees or assurances as to the accuracy, validity or completeness of any map, report or other information which may be furnished by SELLER to BUYER, and BUYER'S use thereof or reliance thereon shall be at BUYER'S risk. Except as may be expressly and specifically set forth in Paragraph 8, BUYER makes no representations, warranties, guarantees or assurances as to the accuracy, validity or completeness of any map, report or other information which may be furnished by BUYER to SELLER, and SELLER'S use thereof or reliance thereon shall be at SELLER'S risk.

                 10. BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT BUYER WILL BE ACQUIRING THE PROPERTY IN ITS THEN "AS IS" CONDITION AT CLOSE OF ESCROW, FOLLOWING AND BASED UPON ITS OWN INDEPENDENT AND COMPLETED EXAMINATION AND INVESTIGATION OF THE PROPERTY AND THE STATUS OF TITLE TO THE PROPERTY, AND NOT IN RELIANCE ON ANY STATEMENT, WARRANTY OR REPRESENTATION OF SELLER, CORRAO OR ANY OTHER PARTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT NEITHER SELLER NOR CORRAO HAS MADE OR WILL MAKE ANY WARRANTIES, GUARANTEES, COVENANTS OR REPRESENTATIONS, EXPRESS OR IMPLIED, RELATIVE TO THE PROPERTY, THE STATUS OF TITLE TO THE PROPERTY OR THE TRANSACTION THAT IS THE SUBJECT OF THIS AGREEMENT UNLESS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANOTHER WRITTEN DOCUMENT SIGNED BY THAT PARTY, AND THAT NO REAL ESTATE BROKER AND NO OTHER AGENT OF SELLER OR CORRAO PRESENTLY HAS, HAS EVER HAD, OR SHALL EVER HAVE ANY AUTHORITY TO MAKE ANY SUCH WARRANTY, GUARANTY, COVENANT OR REPRESENTATION ON BEHALF OF EITHER
OF THOSE PARTIES.

                 11. BUYER'S rights hereunder may be assigned without the approval of SELLER as to assignee, but only if the proposed assignee and BUYER first sign a written assignment and assumption agreement with form and content satisfactory to SELLER, in SELLER'S discretion, in which (i) SELLER is an expressly designated intended beneficiary, (ii) the assignee agrees to assume and to fully and timely perform each and every obligation of BUYER hereunder,
(iii) BUYER agrees to remain fully, jointly and severally liable with such assignee relative to any and all obligations of BUYER hereunder and (iv) the obligations and liabilities of the assignee and BUYER in that assignment and assumption agreement are acknowledged by the assignee and BUYER to survive Close of Escrow and recording and delivery of the Deed. BUYER shall not have the right to assign its rights hereunder or designate or nominate any party to acquire title to the Property except as expressly provided in this Paragraph or as otherwise approved in writing by SELLER, in SELLER'S discretion. Any attempted or purported assignment, nomination or designation by BUYER that fails to conform to the requirements set forth in the preceding provisions of this Paragraph shall be null, void and of no force or effect.

                 12. BUYER and SELLER each warrants to the other that it has not dealt with or had contact or communication with any real estate salesman, broker or finder relative to the transaction that is the subject of this Agreement. Each warranting party agrees to indemnify and hold the other party and the Property harmless from (i) any contrary claims and related suits and actions of any broker or finder for brokerage fees, finders fees and similar fees, compensation and commissions, whether or not well-founded and (ii) any costs and expenses, including attorneys' fees, incurred by the indemnified party relating thereto.

                 13. Time is of the essence with respect to the Close of Escrow, with respect to the fulfillment or waiver of each condition and with respect to each performance required of BUYER and SELLER hereunder notwithstanding any other and additional references in this Agreement to time being of the essence (which other and additional references are simply for purposes of reminder and emphasis). If Close of Escrow fails to timely occur without an extension that is expressly permitted in this Agreement because one or more conditions to a party's obligation to close Escrow have not been fulfilled, tendered or waived, or if the transaction that is the subject of this Agreement is terminated pursuant to an express provision in this Agreement permitting or requiring such termination, then except as otherwise provided in Paragraph 9 and Paragraph 12 (the provisions of which Paragraphs shall take precedence and priority over the provisions of this Paragraph), or unless the applicable condition or conditions consist solely of a breach of a party's obligations or warranties under this Agreement, (i) the transaction that is the subject of this Agreement, the Escrow and the further rights and obligations of the parties (save and except for those rights and obligations specifically noted in Paragraph 23 or elsewhere in this Agreement as surviving termination), including any claims or rights of BUYER relative to the Property, shall automatically terminate without the need for any notice from, or other action on the part of, any party hereto, (ii) BUYER and SELLER shall equally bear all costs, fees and expenses incurred with and through the ESCROW AGENT and (iii) following (but not before) fulfillment of BUYER'S obligations under Paragraph 9, the ESCROW AGENT shall return to each depositing party, all documents and monies that have been placed into Escrow by that party.

                 14. Notwithstanding anything in the immediately preceding Paragraph or elsewhere in this Agreement to the contrary, if (i) all conditions to BUYER'S obligations to close Escrow set forth in Paragraph 7 have been tendered, fulfilled or waived, (ii) the time for Close of Escrow has expired without expressly permitted or agreed written extension and (iii) BUYER has failed to timely close Escrow, or in the event of any other default or breach of any covenant, obligation or agreement of BUYER under this Agreement (including, but not limited to, BUYER'S failure to timely deposit funds into Escrow pursuant to the provisions of any Subparagraph of Paragraph 2 of this Agreement, time being of the essence, or a breach and default of BUYER provided for in Paragraph 15), the transaction that is the subject of this Agreement, the Escrow and BUYER'S further rights under this Agreement, including all claims and rights of BUYER relative to the Property, shall automatically terminate and expire without the need for any notice from SELLER, or any other action on the part of SELLER. In such event, BUYER shall bear all fees, costs and expenses incurred with and through the ESCROW AGENT, and the ESCROW AGENT shall return to the depositing party, all documents that have been placed in Escrow. In such case, subject to the last sentence of this Paragraph, SELLER shall be entitled to obtain and retain all of the Deposit as liquidated damages in settlement and payment of SELLER'S costs, expenses and damages (including consequential damages) resulting from such breach, default or failure of BUYER, and BUYER shall promptly perform all acts and provide all written consents and agreements requested by the ESCROW AGENT and/or SELLER to permit expeditious disbursement of the Deposit to SELLER. The parties agree that the exact amount of costs, expenses and damages incurred and suffered by SELLER would be difficult to determine and that the amount of the Deposit is a reasonable estimate of that amount. Notwithstanding anything in the foregoing to the contrary, SELLER'S obtaining and retaining of the Deposit shall not be in settlement or payment of BUYER'S obligations under Paragraph 9 or Paragraph 12, and BUYER shall in any event be and remain liable to SELLER with respect to BUYER'S obligations under those Paragraphs following termination of this Agreement and SELLER'S receipt of the Deposit.

                 15. Notwithstanding anything in Paragraph 13 or elsewhere in this Agreement to the contrary, if Close of Escrow fails to timely occur solely because of (i) the failure of SELLER to fulfill an obligation of SELLER hereunder or (ii) the failure of fulfillment of one or more conditions consisting solely of breaches of affirmative obligations or warranties of SELLER hereunder, or in the event of a breach of any warranty of SELLER hereunder discovered prior to Close of Escrow, in any such event, except as provided in Subparagraphs (a) and (b) below, BUYER'S sole recourse and remedy as the result of such failure or breach, to the exclusion of all other remedies at law or in equity (all of which other remedies, except as provided in Subparagraphs (a) and (b) below are hereby expressly waived by BUYER), shall be to obtain a refund of the Deposit and to terminate the further rights and obligations of the parties hereunder by making timely and proper written demand upon SELLER and the ESCROW AGENT within sixty (60) days of the date on which Close of Escrow was to have occurred for return of the

Deposit to BUYER. Notwithstanding the foregoing, BUYER shall have the following (and only the following) remedies under the following (but only the following) circumstances:

                          (a) If (but only if) (i) such failure or breach results from an intentional and wilful breach of this Agreement by SELLER, (ii) CORRAO has not conveyed title to the Property to another party and (iii) within 60 days of the date on which Close of Escrow was to have occurred, BUYER 1) files a complaint in the Eighth Judicial District Court of the State of Nevada with a single cause of action against SELLER and CORRAO for specific performance and 2) serves the complaint and a related summons upon SELLER and CORRAO within those 60 days, then BUYER shall have available to it the one, single, exclusive, alternative (but not additional) remedy of specific performance, to the exclusion of all other remedies at law or in equity, all of which other remedies are hereby expressly waived by BUYER.

                          (b) If (but only if) (i) such failure or breach results from an intentional and wilful breach of this Agreement by SELLER, (ii) CORRAO has conveyed title to the Property to another party and (iii) within 60 days of the date on which Close of Escrow was to have occurred, BUYER 1) files a complaint in the Eighth Judicial District Court of the State of Nevada with no more than two (2) causes of action against SELLER and CORRAO, one for specific performance and one for recovery of monetary damages seeking only monetary damages equal to the Recoverable Damages as defined below and 2) serves the complaint and a related summons upon SELLER and CORRAO within those 60 days, then BUYER shall have available to it the two, exclusive, alternative (but not additional) remedies of specific performance or recovery of monetary damages in an amount equal to (but not exceeding) the Recoverable Damages, to the exclusion of all other remedies at law or in equity, all of which other remedies are hereby expressly waived by BUYER. For purposes of this Agreement, the term "Recoverable Damages" shall mean the positive dollar amount, if any, resulting from the subtraction of the Purchase Price from the total purchase price received by SELLER and/or CORRAO as consideration for the conveyance of the Property by SELLER and/or CORRAO to the other party as contemplated in this Subparagraph.

Should BUYER elect to pursue the remedy of specific performance by timely filing a complaint praying for such relief as provided in Subparagraph (a) or
(b) above, and serving the complaint and related summons in a timely manner upon SELLER, SELLER shall be entitled to obtain and permanently retain all of the Deposit. Notwithstanding any of the foregoing provisions of this Paragraph to the contrary, if within 60 days of the date on which Close of Escrow was to have occurred, BUYER has failed to (i) make timely and proper written demand upon SELLER and the ESCROW AGENT for return of the Deposit or (ii) timely file and serve a complaint (and summons) as provided in Subparagraph (a) or (b) above, or if BUYER should at any time pursue any remedy not permitted under the provisions of this Paragraph, whether in lieu of, or in addition to, any remedy permitted hereunder, BUYER shall be in breach and default of this

Agreement; BUYER shall have no further rights, remedies or recourse under this Agreement, all of which are hereby expressly waived by BUYER; and the further rights and obligations of the parties shall be as set forth in Paragraph 14. Notwithstanding anything in this Agreement to the contrary, and notwithstanding any applicable law to the contrary (BUYER'S rights of recovery under which being hereby expressly waived by BUYER), (i) BUYER hereby expressly waives any and all rights of BUYER to collect or recover consequential damages from CORRAO, SELLER or SELLER'S partners, including, but not limited to, damages based upon lost income or lost profits and (ii) the collective liability of CORRAO, SELLER and SELLER'S partners hereunder, and any recourse by BUYER against SELLER, SELLER'S partners and/or CORRAO following Close of Escrow and delivery of the Deed to BUYER shall be limited solely and exclusively to monetary damages that do not cumulatively exceed the Purchase Price, and neither CORRAO, SELLER nor any of SELLER'S partners shall have any additional liability therefor, BUYER hereby expressly waiving and releasing CORRAO, SELLER and SELLER'S partners from any and all such additional liability.

                 16. All elections, notices, consents, requests, claims, demands, identifications, designations, approvals, waivers, deliveries and other communications permitted, desired or required to be given hereunder (referred to collectively herein as "notice[s]") shall be in writing and shall be effective and deemed to be both "given" and "received" (i) when hand delivered to the address of the receiving party, (ii) when delivered to the address of the receiving party by Express Mail, Federal Express or other commercial delivery service, (iii) on the third business day following deposit in the United States mail as certified or registered mail, return receipt requested or (iv) when successfully transmitted by facsimile transmission, in any of such cases, delivered, addressed or dispatched as follows:



     "SELLER"                          STEAMBOAT STATION COMPANY
      and/or                           c/o Lud Corrao
     "CORRAO"                          3500 Lakeside Court, Suite 120
                                       Reno, Nevada 89509
                                       [Facsimile No.: (702) 829-8712]

                                       With copy given in the foregoing
                                       manner to:

                                       K. MICHAEL LEAVITT
                                       Leavitt, Sully & Rivers
                                       601 East Bridger Avenue
                                       Las Vegas, Nevada 89101
                                       [Facsimile No.: (702) 382-2892]

     "BUYER"                           BOYD RENO, INC.
                                       2950 South Industrial Road
                                       Las Vegas, Nevada 89109
                                       Attn:  Robert L. Boughner
                                       [Facsimile No.: (702) 792-7263]

                                         With copy given in the foregoing
                                         manner to:

                                         PETER C. BERNHARD, Esq.
                                         Schreck, Jones, Bernhard, Woloson
                                           & Godfrey, Chartered
                                         600 East Charleston Boulevard
                                         Las Vegas, Nevada 89104
                                         [Facsimile No.: (702) 382-8135]

       "ESCROW AGENT"                    UNITED TITLE OF NEVADA
                                         Attn:  Darlene Spratt
                                         (Re:  96-105077 DS)
                                         201 West Liberty Street
                                         Reno, Nevada 89501
                                         [Facsimile No.: (702) 686-2608]


A party entitled to receive notices hereunder may, from time to time, change its address for receiving notices by giving written notice in the manner set forth above.

                 17. Effective as of Close of Escrow, BUYER shall (i) assume all liabilities, obligations and duties of SELLER, CORRAO and/or Construction that arise under or with respect to the Entitlement Obligations and (ii) indemnify SELLER, SELLER'S partners, CORRAO and Construction, and hold them harmless from all obligations, liabilities and costs arising under, as a result of or with respect to all Entitlement Obligations, including all claims, liens, judgments, expenses (including attorneys' fees), losses and damages which in any way relate thereto, result therefrom or arise with respect thereto. In that regard, upon Close of Escrow, or within a reasonable period of time thereafter, (but before expiration of SELLER'S current letter of credit), BUYER shall post and maintain a letter of credit in favor of County in the amount of TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) and execute a new agreement with County for maintenance of the Steamboat Channel as contemplated in Paragraph 5 of the Steamboat Channel Agreement.

                 18. The provisions of this document have been negotiated by all parties hereto and shall therefore not be interpreted or construed in favor of or with prejudice against any particular party, but in accordance with the general tenor of the language used.

                 19. This Agreement may be executed in two or more counterparts. A set of counterparts containing the signatures of all parties hereto shall have the same effect as a single Agreement containing the signatures of all parties. All parties executing this Agreement (including CORRAO'S spouse), agree to execute and deliver such additional documents and instruments as may be reasonably required to carry out the terms and provisions of this Agreement and to consummate the transaction that is the subject of this Agreement.

                 20. This Agreement shall bind and inure to the benefit of the respective heirs, executors, administrators, representatives, successors and (to the extent permitted in this Agreement) assigns of the parties hereto, and Contractor and SELLER'S partners are intended third-party beneficiaries of this Agreement. Except for the parties noted in the foregoing sentence, no party other than a signator to this Agreement is an intended beneficiary of this Agreement, and this Agreement shall not be enforceable by any creditor of a party.

                 21. If legal action is initiated relative to this Agreement or the rights or obligations of any party under this Agreement, the parties hereto stipulate and agree that such action must seek only the remedies available to the parties hereunder and must be initiated, maintained and continued in Clark County, Nevada. The non-prevailing parties in such action shall pay reasonable attorneys' fees to the prevailing parties, with the amounts to be determined by the court in said action. The laws of the State of Nevada shall govern the validity, construction, performance and effect of this Agreement.

                 22. This Agreement contains the entire agreement between the parties with respect to the Property and the transaction that is the subject of this Agreement and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, correspondence, understandings and agreements between the parties relative thereto. This Agreement may be amended, supplemented or modified by, but only by, a written document executed by both BUYER and SELLER. No party shall have the right to rely upon, and no party shall be bound by or subject to, any agreement, statement, assurance, covenant, warranty, guaranty, representation or waiver unless it is in writing and signed by the party purportedly making the same. A waiver by a party of any condition, duty or obligation shall not constitute a waiver of any other condition, duty or obligation or a continuing waiver of the same, subsequently arising condition, duty or obligation.

                 23. Notwithstanding any other provision of this Agreement to the contrary, the provisions, warranties, rights and obligations of the parties that are set forth in Paragraphs 8, 12, 13, 14, 15, 16, 17, 18, 21, 22, 23, 24,
25, 26, 27 and 29 shall survive Close of Escrow, transfer of title to the Property, delivery of the Deed or (as the case may be) cancellation and termination of the transaction that is the subject of this Agreement and the other rights and obligations of the parties hereunder.

                 24. BUYER shall neither record, nor have recorded on its behalf, either this Agreement or any memorandum or other document which references this Agreement or the rights of BUYER hereunder save and except for a statutory notice of pendency of a legal action which is initiated in accordance with the requirements of this Agreement. Any such prohibited recording shall constitute a material breach of this Agreement by BUYER and shall automatically result in the consequences set forth in Paragraph 14.

                 25. Masculine, feminine and neuter pronouns shall be substituted freely for each other, and the plural and singular forms of pronouns shall be substituted freely for each other in any provision of this Agreement in which the context appropriately requires such substitution. Any reference in this Agreement to time of day refers to local time in Las Vegas, Nevada. Any reference in this Agreement to a "business" day refers to a day that is not a Saturday, Sunday or legal holiday (or observed as a legal holiday) for Nevada state governmental offices pursuant to Nevada Revised Statutes. Reference in this Agreement to the "discretion" of a party means the party's sole and absolute discretion. Such discretion shall not be subject to any external standard, including but not limited to, any standard of custom, "good faith" or reasonableness.

                 26. Any remedies noted in this Agreement are not intended to be exclusive of other remedies which would be available upon occurrence of the events giving rise to such remedies unless such exclusivity is expressly stated. Therefore, any remedies which are noted in this Agreement without mention of exclusivity are to be in addition to any and all other remedies available at law or in equity.

                 27. The ESCROW AGENT is hereby authorized by each of the parties to disburse funds and to deliver and record such documents as may be appropriate in accordance with the terms of this Agreement. If this Agreement or any other matter related hereto shall become the subject of any litigation or controversy, BUYER and SELLER agree to jointly and severally hold the ESCROW AGENT free and harmless from resulting associated loss or expense, including reasonable attorneys' fees, that may be suffered by the ESCROW AGENT unless the loss or expense results from an act or omission of the ESCROW AGENT. If either BUYER or SELLER gives written claim or notice to the ESCROW AGENT that the transaction that is the subject of this Agreement and the Escrow have terminated, the ESCROW AGENT shall (i) provide the other party (BUYER or SELLER) with a copy of that claim or notice and (ii) give further notice to that party that the ESCROW AGENT shall consider the transaction and Escrow terminated and shall perform as provided in this Agreement unless that party gives the ESCROW AGENT a conflicting notice or claim within five (5) business days of the date the ESCROW AGENT'S notice is given to that party; provided, however, that if this Agreement directs the ESCROW AGENT to follow a particular course of conduct, the ESCROW AGENT may, at its option, perform as directed by this Agreement without the necessity of communicating with the other party or providing the other party with a copy of the claim or notice. If the ESCROW AGENT provides the other party with a copy of the claim or notice, then unless conflicting notice or claim is given to the ESCROW AGENT by that party within those 5 business days, the ESCROW AGENT may thereupon and shall thereupon perform as provided in this Agreement, and particularly as provided in the applicable Paragraph 13, 14 or 15. If conflicting demands, claims or notices are given to the ESCROW AGENT with respect to this Agreement, the parties agree that the ESCROW AGENT shall be entitled to refrain from any further action until it shall have received further instructions executed by BUYER and SELLER or, in the alternative, the ESCROW AGENT shall be entitled to file a suit in interpleader upon twenty (20) days' notice to BUYER and SELLER of its intent to do so. Upon filing of any action in interpleader and the deposit of all documents and funds in its possession with the Eighth Judicial District Court in and for the State of Nevada or such other depository as may be agreed upon by the parties, the ESCROW AGENT shall be fully released and discharged from any further obligation imposed upon it by this Agreement. The ESCROW AGENT shall not be liable in its capacity as such for any deficiency or correctness as to format or execution or validity of any instruments deposited with it, nor as to the identity, authority or rights of any person executing them, nor for the failure by any person other than the ESCROW AGENT to comply with any of the provisions of any agreement, contract or any other instrument deposited with the ESCROW AGENT or referred to in this Agreement. The ESCROW AGENT'S duties hereunder shall be limited to the safekeeping of all monies, instruments and other documents received by it as the ESCROW AGENT and for disposition in accordance with the terms of this Agreement or as the ESCROW AGENT may be further instructed. BUYER and SELLER hereby instruct the ESCROW AGENT to deposit funds in the amount of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) (constituting the "Retained Funds" as contemplated in Paragraph 3 of this Agreement) into an interest-bearing account approved by CORRAO or SELLER'S attorney at Close of Escrow, with the interest thereon to accrue for the benefit of SELLER. SELLER shall bear any expense in connection with that account, including, but not limited to, any fees or penalties imposed by the depository for servicing, set up or early withdrawal of funds and tax liabilities relating to accruing interest, and SELLER hereby agrees to hold ESCROW AGENT harmless with regard to the same. ESCROW AGENT shall not be responsible for any penalties, loss of principal or interest or any delays in the withdrawal of the funds which may be imposed by the depository as a result of the making or redeeming of the investment pursuant to ESCROW AGENT, nor shall ESCROW AGENT be liable for any loss or impairment of funds while the funds are in the course of collection or while those funds are on deposit with the depository if such loss or impairment results from the failure, insolvency or suspension of the depository.

                 28. SELLER warrants that SELLER is not a "foreign person" as defined by Section 1445 of the Internal Revenue Code. At Close of Escrow, SELLER agrees to deposit into Escrow, for delivery to BUYER following Close of Escrow, an appropriate affidavit stating that SELLER is not a "foreign person" and containing such information as is required by Internal Revenue Code Section 1445 and the regulations issued thereunder.

                 29. BUYER and SELLER acknowledge that one of the Resolution Conditions previously imposed relative to the Major Project Review consists of the following condition (hereinafter referred to as the "Fire Station Condition"):

                 "The developer shall contribute monies toward the construction of or shall construct a fire station to the satisfaction of the Truckee Meadows Fire Protection District. The developer shall have the option to utilize the existing barn structure to meet this condition; funds for or remodeling of the barn structure to be to the mutual satisfaction of the fire protection district and the developer."

BUYER and SELLER acknowledge and agree that the amount of "monies" required to be contributed relative to construction of a fire station (or the cost of constructing a fire station), as well as the amount of "funds" required for remodeling of an existing structure (or the cost of any such remodeling) as required by the foregoing condition are currently undetermined. BUYER and SELLER agree to work together in good faith before and after Close of Escrow to determine and minimize the amount of such monies, funds or cost (with the eventual required amount thereof being hereinafter referred to as the "Funding Obligation"). Before and after Close of Escrow BUYER agrees to permit CORRAO to first initiate and then fully participate in such discussions and negotiations with applicable authorities as shall be necessary to determine and definitively quantify the Funding Obligation. If it is determined that the Funding Obligation exceeds ONE HUNDRED THOUSAND DOLLARS ($100,000.00), SELLER shall bear the amount of that excess, up to (but not exceeding) the amount of the Retained Funds. Therefore, at such time as the Funding Obligation is determined, BUYER and SELLER shall notify the ESCROW AGENT, and the ESCROW AGENT shall disburse the Retained Funds as follows:

                          (a) If the Funding Obligation is determined to be $100,000.00 or less, all of the Retained Funds and interest accruing on the Retained Funds shall be disbursed to SELLER.

                          (b) If the Funding Obligation is determined to exceed the amount of the Retained Funds by $100,000.00 or more, all of the Retained Funds shall be disbursed to BUYER, and interest accruing on the Retained Funds shall be disbursed to SELLER.

                          (c) If the Funding Obligation is determined to exceed $100,000.00 by less than the amount of the Retained Funds, the ESCROW AGENT shall disburse to BUYER from the Retained Funds an amount equal to the difference between the Funding Obligation and $100,000.00, and the ESCROW AGENT shall disburse the balance of the Retained Funds and interest accruing on the Retained Funds to SELLER.

Notwithstanding the foregoing, if BUYER and SELLER have been unable to determine the amount of the Funding Obligation within two (2) years following the date of Close of Escrow, upon written request of either BUYER or SELLER made after the expiration of those 2 years, the ESCROW AGENT shall disburse one-half (1/2) of the Retained Funds to BUYER and 1/2 of the Retained Funds and interest accruing on the Retained Funds to SELLER, and SELLER'S obligations with respect to the Fire Station Condition and the Funding Obligation shall in all respects be fulfilled and terminate.

                 30. Neither the preparation nor the delivery of this unsigned or partially signed document shall have any force or effect whatsoever. Further, this document shall be null and void and of no force or effect whatsoever unless before 5:00 p.m., August 14, 1996 the ESCROW AGENT has received (i) this Agreement (or counterparts of this Agreement), unmodified and originally executed by all parties (other than itself) for whom signature space is provided below and (ii) the cash sum required under the provisions of Subparagraph 2(a). Time is of the essence.

                 DATED and made effective as of the day and year first above written.


"SELLER"                                     "BUYER"

STEAMBOAT STATION COMPANY,                    BOYD RENO, INC., a Nevada
a Nevada general partnership                  corporation


By                                            By
  -----------------------------                 -------------------------------
  WILLIAM S. BOYD, Partner                       ROBERT L. BOUGHNER
                                                 Vice President

By
  -----------------------------
  MARGARET ELARDI, Partner                   "CORRAO"


By
  -----------------------------               ---------------------------------
  WARREN NELSON, Partner                         LUD J. CORRAO


By:  CORRAO COMPANY, LTD., a                 ----------------------------------
     Nevada limited-liability                PATRICIA A. CORRAO, spouse of
     company, Partner                        LUD J. CORRAO, hereby joins in
                                             the execution of this
                                             Agreement and consents and
By                                           agrees hereto
  -----------------------------
    LUD J. CORRAO, Manager

By
  -----------------------------
  LUD J. CORRAO, Partner

                 The undersigned UNITED TITLE OF NEVADA hereby agrees to act as the ESCROW AGENT for the transaction that is the subject of this Agreement and hereby accepts this Agreement as its instructions for purposes of that Escrow.


                                            UNITED TITLE OF NEVADA, a
                                            Nevada corporation

                                            By
                                              ---------------------------------
                                              DARLENE SPRATT
                                              Escrow Officer

                                  EXHIBIT "A"
                                  -----------

PARCEL A:
- ---------

Parcels 1, 2, and 4 as shown on "Amended Parcel Map", amending Parcels 3 and 4 of Parcel Map No. 903 for Joseph W. Baldecchi, filed in the office of the County Recorder of Washoe County, State of Nevada, on June 11, 1980, as File No. 677273, Official Records, as Parcel Map No. 1113.

PARCEL B:
- ---------

All that certain real property being a portion of the Southwest one-quarter of the Northeast one-quarter (SW 1/4 NE 1/4) and the Northwest one-quarter of the Southeast one-quarter (NW 1/4 SE 1/4) of Section 28, Township 18 North, Range 20 East, MDB&M, situate in Washoe County, Nevada, the boundary of which is more particularly described as follows:

Beginning at the Southeast corner of said Southwest one-quarter of the Northeast one-quarter (SE 1/4 NE 1/4) of Section 28, identical with the Northeast corner of said Northwest one-quarter of the Southeast one-quarter (NW 1/4 SE 1/4) of Section 28;

Thence South 50.00 feet (S 00016'52" W on that certain Record of Survey for Corrao Construction Co., Survey Map No. 1413, filed in the office of the County Recorder of Washoe County, State of Nevada, on August 22, 1980, File No. 689711) along the East line of said Northwest one-quarter of the Southeast one-quarter (NW 1/4 SE 1/4) of Section 28;

Thence North 87044'01" West 1249.07 feet (N 87038'54" W 1248.40 feet on said
Record of Survey) to a point on the Easterly right-of-way line of U.S. Highway 395;

Thence North 10051'30" West 51.29 feet (N 10049'11" W 51.32 feet on said Record of Survey) along said Easterly right-of-way line;

Thence South 87044'02" East 1258.74 feet (S 87038'54" E 1258.28 feet on said
Record of Survey) to the point of beginning.

PARCEL C:
- ---------

The West half of the Southeast quarter of Section 28, Township 18 North, Range 20 East, MDB&M, excepting therefrom all that portion lying West of the East right-of-way line of U.S. Highway 395 as conveyed to the State of Nevada by Deeds recorded June 5, 1959 as Document No. 304310 and 304311, Washoe County, Nevada, Records.

Excepting therefrom the interest conveyed to the State of Nevada, in the Deeds recorded June 5, 1959 under Document Nos. 304310 and 304311, Washoe County, Nevada, Records.

Also excepting therefrom the parcel of land conveyed to Sierra Pacific Power Company, a Maine corporation, by Deed recorded July 23, 1962, under Document No. 363531, Deed Records.

Also excepting therefrom any well or bore hole (and the well site thereof) which may have been heretofore drilled upon any portion of the above described property by Magma Power Company or by its wholly owned subsidiary, Nevada Thermal Power Company; and

Excepting and excluding and reserving the right to use such well or bore hole for the production, utilization and sale of natural steam or thermal energy produced therefrom and with the right to go to and from such well or bore hole for the purpose of drilling, redrilling, deepening, or any remedial or other work to be performed thereon or therein, and to install, maintain and utilize such pipe lines, roads or other installations reasonably necessary for utilization of any such well or bore hole or for exercise of the said rights reserved and excepted and excluded herefrom.

Also excepting therefrom all oil, gas, steam, and minerals of whatsoever nature, found under the property hereby conveyed; the said reservation does not include any right of ingress or egress and does not include the right to remove any oil, gas, steam, or minerals through the surface of the land or to maintain any works thereon for any purpose, but reserves only the right to remove the said oil, gas, steam, and minerals from beneath the surface of the property.

                                  EXHIBIT "B"
                                  -----------

                        (Tenant's Estoppel Certificate)


LANDLORD:        STEAMBOAT STATION COMPANY
TENANT:          HARVEY & PHYLLIS SARGENT
BUYER:           BOYD RENO, INC.
PREMISES:        600 Geiger Grade Road
LEASE
COMMENCING:      December 16, 1995 (the "Lease")


The undersigned Tenant certifies to BUYER as follows:

                 1. The Lease is the Standard House Rental Contract, a copy of which is attached hereto as Exhibit "1".

                 2. Tenant is in possession of the Premises demised under the Lease.

                 3. The Lease calls for rent in the monthly amount of FIVE HUNDRED FIFTY DOLLARS ($550.00).

                 4. The Lease is a month-to-month lease, terminable by either Landlord or Tenant upon 30 days' notice to the other.

                 5. That no advance rental for a term longer than one month has been paid in connection with the Lease, there is no "free rent" or other concession under the Lease, and the rent has been paid to and including
__________________.

                 6. That a security deposit in the amount of $500.00 has been paid to Landlord.

                 7. That to Tenant's knowledge all obligations and conditions under the Lease to be performed to date by Landlord or Tenant have been satisfied, free of defenses and set-offs.

                 8. That the Lease is in full force and effect and contains no obligation of Landlord except to provide quiet use and enjoyment of the Premises as long as Tenant pays rent, that to Tenant's knowledge there is no existing default on the part of the Landlord or the Tenant in any of the terms and conditions of the Lease and no event has occurred which, with the passing of time or giving of notice or both, would constitute as event of default.

                9. That this certification is made knowing that BUYER is relying upon the representation herein made.


DATED:               , 1996.                 TENANT:
      ---------------                               -------------------------
                                             ADDRESS: 600 Geiger Grade Road
                                                      Reno, Nevada 89511